DECLARATION OF AMENDMENT TO

DELTA APPAREL, INC. 2020 STOCK PLAN

THIS DECLARATION OF AMENDMENT (the “Amendment”), is made effective as of August 2, 2023 (the “Effective Date”), by Delta Apparel, Inc. (the “Company”), to the Delta Apparel, Inc. 2020 Stock Plan (the “Plan”).

R E C I T A L S:

WHEREAS, the Board of Directors of the Company (the “Board”) has deemed it advisable to amend Section 9(c) of the Plan to modify the terms that apply to future grants of Awards in the event of a Change in Control (it being understood that (i) Awards that are outstanding as of the Effective Date shall continue in accordance with their terms and shall not be effected by the Amendment, and (ii) terms not defined herein shall have the meaning given such terms in the Plan); and

WHEREAS, the Company desires to evidence such amendment by this Declaration of Amendment.

NOW, THEREFORE, IT IS DECLARED that, effective as of the date above, the Plan shall be and hereby is amended as follows:

1.         Amendment to Section 9(c) (“Events Affecting Outstanding Awards - Change in Control”). Section 9(c) is hereby amended by deleting the current Section 9(c) in its entirety and inserting the following in lieu thereof:

“9(c).   Change in Control

(i)         With respect to awards granted before August 2, 2023, the following shall apply: In the event of a Change in Control, all outstanding Stock Options and SARs shall become fully vested and exercisable, all restrictions on Restricted Stock and Restricted Stock Units shall be terminated, all performance goals shall be deemed achieved at target levels and all other terms and conditions met to deliver all Performance Stock, and pay out all Performance Units and Restricted Stock Units, subject to compliance with Section 409A of the Code.

(ii)        With respect to Awards granted on or after August 2, 2023, the following shall apply:

(A)       To the extent that the successor or surviving company in the Change in Control event does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Committee) as Awards outstanding under the Plan immediately prior to the Change in Control event, (1) all outstanding Options and SARs shall become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (2) any restrictions, including, but not limited to, the Restricted Period, Performance Period, and/or performance factors or criteria applicable to any outstanding Awards other than Options or SARs shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original grant of the applicable Award, provided that, in the case of performance-based Awards, the earning of which is based on attaining a target level of performance, such Awards shall be deemed earned at target, unless otherwise provided in an individual Award Agreement.

(B)       Further, in the event that an Award is substituted on substantially similar terms or with substantially equivalent economic benefits (as determined by the Committee), assumed or continued, the Award will nonetheless become vested (and, in the case of Options and SARs, exercisable) in full and any restrictions, including, but not limited to, the Restricted Period, Performance Period, and/or performance factors or criteria applicable to any outstanding Award other than Options or SARs shall be deemed to have been met, and such Awards shall become fully vested, earned and payable to the fullest extent of the original award, provided that, in the case of performance-based Awards, the earning of which is based on attaining a target level of performance, such Awards shall be deemed earned at target (unless otherwise provided in an individual Award Agreement), if the employment or Service of the Participant is terminated within one year after the effective date of a Change in Control and such termination of employment or Service (1) is by the Company not for Cause or (2) is by the Participant for Good Reason.  For clarification, for the purposes of this Section 9(c), the “Company” shall include any successor to the Company.

(C)       For the purposes herein, unless the Committee determines otherwise or an Award Agreement provides otherwise, “Cause” means a Participant’s termination of employment or Service resulting from (1) the Participant’s  termination for “Cause” as defined under the Participant’s employment agreement or similar agreement with the Company or an Affiliate, if any, or (2) if the Participant has not entered into any agreement (or if any such agreement does not define “Cause”), then  any of the following: (A) the Participant’s commission of fraud; (B) the Participant’s commission of embezzlement; (C) the Participant’s  conviction of a felony; (D) the willful or continued failure or refusal by the Participant to perform and discharge the Participant’s  duties, responsibilities and obligations; (E) any act of moral turpitude or willful misconduct by the Participant intended to result in personal enrichment of the Participant at the expense of the Company or any of its Affiliates or which has a material adverse impact on the business or reputation of the Company or any of its Affiliates; (F) gross negligence or intentional misconduct by the Participant resulting in damage to the property, reputation or business of the Company; or (G) the ineligibility of the Participant to perform the Participant’s duties because of a ruling, directive or other action by any agency of the United States or any state of the United States having regulatory authority over the Company.

(D)       For the purposes herein, unless the Committee determines otherwise or an Award Agreement provides otherwise, Good Reason means, in the context of a Change in Control, a Participant’s termination of employment or Service resulting from the Participant’s (1) termination for “Good Reason” as defined under the Participant’s employment agreement or similar agreement with the Company or an Affiliate, if any, or (2) if the Participant has not entered into any agreement (or if any such agreement does not define “Good Reason”), then a Participant’s termination shall be for “Good Reason” if termination results due to any of the following without the Participant’s consent:

1.

the assignment to Participant by the Company of duties inconsistent with, or the reduction of the powers and functions associated with, Participant's position, duties, and responsibilities  immediately prior to a Change of Control, or an adverse change in Participant's titles or offices as in effect immediately prior to a Change of Control, or any removal of the Participant from or any failure to re-elect Participant to any of such positions, except in connection with the termination of Participant’s employment for disability (as provided in Section 9(a)) or Cause or as a result of Participant's death, except to the extent that a change in duties relates to the elimination of responsibilities attendant to the Company or its parent company, as applicable, no longer being a publicly traded company;

2.

a reduction by the Company in the Participant's salary or compensation as in effect on the date of a Change of Control, or as the same may be subsequently increased from time to time during Participant’s employment;

3.

the Company shall require the Participant to be based anywhere other than at or within a 25-mile radius of the location where the Participant is based on the date of a Change of Control, or if Participant agrees to such relocation, the Company fails to reimburse the Participant for moving and all other expenses reasonably incurred in connection with such move;

4.	a significant increase in Participant's required travel on behalf of the Company; and
5.

the Company shall fail to continue in effect any Company-sponsored plan or benefit that is in effect on the date of a Change of Control and pursuant to which Participant has received awards or benefits and is participating and that provides (a) incentive or bonus compensation, (b) fringe benefits such as paid time off, medical benefits, life insurance and accident insurance, (c) reimbursement for reasonable expenses incurred by the Participant in connection with the performance of duties with the Company, or (d) retirement benefits such as an Internal Revenue Code Section 401(k) plan, except to the extent that such plans taken as a whole are replaced with substantially comparable plans.

Notwithstanding the foregoing, with respect to members of the Board (“Directors”), unless the Committee determines otherwise, a Director’s termination from Service on the Board shall be for “Good Reason” if the Participant ceases to serve as a Director or, if the Company is not the surviving company in the Change in Control event, a member of the board of directors of the surviving entity, in either case, due to the Participant’s failure to be nominated to serve as a director of such entity or the Participant’s failure to be elected to serve as a director of such entity, but not due to the Participant’s decision not to continue Service on the Board or the board of directors of the surviving entity, as the case may be. An event or condition that would otherwise constitute “Good Reason” shall constitute Good Reason only if the Company fails to rescind or cure such event or condition within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason, and Good Reason shall cease to exist for any event or condition described herein on the 90th day following the later of the occurrence or the Participant’s knowledge thereof, unless the Participant has given the Company written notice thereof prior to such date.

(E)       Notwithstanding any other provision of the Plan to the contrary, and unless an individual Award Agreement provides otherwise, in the event that a Participant has entered into an employment agreement or similar agreement or arrangement with the Company, the Participant shall be entitled to the greater of the benefits provided upon a change in control of the Company under this Plan or the respective employment agreement or similar agreement, and such change in employment agreement or similar agreement or arrangement shall not be construed to reduce in any way the benefits otherwise provided to a Participant upon the occurrence of a Change in Control under the Plan.”

2.         Continued Effect. Except as set forth herein, the Plan shall be unchanged and shall remain in full force and effect.

IN WITNESS WHEREOF, this Declaration of Amendment is executed on behalf of Delta Apparel, Inc. effective as of the day and year first above written.

DELTA APPAREL, INC.

By:       /s/ Justin M. Grow

Name:  Justin M. Grow

  Title:     Executive Vice President & Chief

 Administrative Officer